Exhibit 3.204

CERTIFICATE OF LIMITED PARTNERSHIP

OF

MPT OF NORTH CYPRESS, L.P.

TO THE DELAWARE SECRETARY OF STATE:

This Certificate of Limited Partnership, dated as of June 6, 2005, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 (the “Act”) to form a limited partnership under the Act.

1. Name. The name of the limited partnership is: MPT of North Cypress, L.P. (the “Partnership”).

2. Registered Office; Registered Agent The mailing address of the Partnership’s registered office required to be maintained by Section 17-104 of the Act is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Partnership’s registered agent for service of process at such address is National Registered Agents, Inc..

3. General Partner. The name and business mailing address of the sole general partner of the Partnership are:

MPT of North Cypress, LLC

1000 Urban Center, Suite 501

Birmingham, Alabama 35242

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

MPT of North Cypress, LLC,
Sole General Partner

By:	MPT Operating Partnership, L.P.,
Its:	Sole Member

By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Its:	President and CEO